Exhibit 99.1

EXTENDED STAY AMERICA, INC. ANNOUNCES APPOINTMENT OF JODIE W. MCLEAN

TO BOARD OF DIRECTORS

CHARLOTTE, N.C. – July 5, 2017 (BUSINESS WIRE) — Extended Stay America, Inc. (the “Company”) (NYSE:STAY) today announced that Jodie W. McLean has been appointed to its Board of Directors as an independent director. Ms. McLean is Chief Executive Officer of EDENS, a private commercial real estate company that develops, owns, and operates retail community shopping centers in primary markets across the country. She joined EDENS in 1994 and has held various position including Chief Investment Officer from 1997 to 2015 and also as President from 2002 to 2015.

Ms. McLean is a trustee of both the International Council of Shopping Centers and the Urban Land Institute. She serves on the Wofford College board, as well as boards of several other institutions and charities. Ms. McLean holds a B.S. in Finance and Management from the Moore School of Business, University of South Carolina and a degree from South Carolina Honors College.

Extended Stay America’s President and Chief Executive Officer, Gerry Lopez said, “We are delighted to welcome Jodie McLean to our Board of Directors. Jodie is a nationally renowned industry leader, with over 25 years of experience in consumer retail trends and customer engagement. We appreciate her willingness to serve as a director and look forward to benefitting from her judgment and counsel as she help us further drive shareholder value.”

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, goals, plans, objectives and future events, as such, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from any forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” included in the Company’s and ESH Hospitality, Inc.’s (“ESH,” and together with the Company, “STAY”) combined annual report on Form 10-K filed with the SEC on February 28, 2017 and other documents of STAY on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc. (“ESA”) is the largest integrated hotel owner/operator in North America. Its subsidiary, ESH Hospitality, Inc. (“ESH”), is the largest lodging REIT in North America by unit and room count, with over 620 hotels and approximately 68,800 rooms in the U.S. ESA manages all of ESH’s properties, providing over 8,000 jobs at its hotel properties and corporate headquarters. Extended Stay America® is the leading brand in the mid-priced extended stay segment, with approximately twice as many rooms as its nearest competitor.

Contacts

Investors:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com

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